As filed with the Securities and Exchange Commission on January 14, 2020

Registration No. 333-191684

Registration No. 333-208589

Registration No. 333-225131

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to

Form S-8 Registration Statement No. 333-191684

Form S-8 Registration Statement No. 333-208589

Form S-8 Registration Statement No. 333-225131

UNDER

THE SECURITIES ACT OF 1933

SRC ENERGY INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	20-2835920 (I.R.S. Employer Identification Number)

1675 Broadway, Suite 2600

Denver, Colorado 80202

(720) 616-4300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stock Bonus Plan

Non-Qualified Stock Option Plan

Incentive Stock Option Plan

Stock Option Agreements

Synergy Resources Corporation 2015 Equity Incentive Plan

SRC Energy Inc. 2015 Equity Incentive Plan

(Full Titles of the Plans)

Nicole L. Martinet
General Counsel, Senior Vice President and Corporate Secretary
PDC Energy, Inc.
1775 Sherman Street, Suite 3000
Denver, Colorado 80203
(303) 860-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John A. Elofson

Samuel J. Seiberling

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

(303) 892-7335

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post effective amendments (the “Post-Effective Amendments”) remove from registration all shares of common stock, $.001 par value (the “Shares”), of SRC Energy Inc., a Colorado corporation (the “Company”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed With the SEC	Name of Equity Plan or Agreement	Shares
333-191684	10/11/2013	Stock Bonus Plan Non-Qualified Stock Option Plan Incentive Stock Option Plan Stock Option Agreements	9,000,000
333-208589	12/17/2015	Synergy Resources Corporation 2015 Equity Incentive Plan	4,500,000
333-225131	5/23/2018	SRC Energy Inc. 2015 Equity Incentive Plan	6,000,000

On January 14, 2020, pursuant to the Agreement and Plan of Merger, dated as of August 25, 2019 (as may be amended from time to time, the “Merger Agreement”), by and between PDC Energy, Inc., a Delaware corporation (“PDC”), and the Company, the Company merged with and into PDC (the “Merger”), with PDC surviving the Merger. As a result of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, the Company has terminated the offerings of the Company’s securities pursuant to the Registration Statements.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offerings, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, PDC, as successor by merger to the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 14, 2020.  No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.

PDC ENERGY, INC.
(as successor by merger to SRC Energy Inc.)

By:	/s/ Barton R. Brookman, Jr.
Barton R. Brookman, Jr.
President and Chief Executive Officer

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